Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rayonier Advanced Materials Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	4,798,125(2)	$4.79(4)	$22,983,019(4)	$92.70 per $1,000,000	$2,131
Equity	Common Stock, par value $0.01 per share	Other	631,315(3)	$4.79(4)	$3,023,999(4)	$92.70 per $1,000,000	$281
Total Offering Amounts					$26,007,018		$2,412
Total Fee Offsets							--
Net Fee Due							$2,412

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional shares of Common Stock that may be offered, issued or sold in connection with certain corporate transactions or events, including a stock split, stock dividend or similar transaction.

(2)	Represents shares of common stock, par value $0.01 per share (“Common Stock”), of Rayonier Advanced Materials Inc. (the “Registrant”) being registered hereon that are issuable pursuant to the Rayonier Advanced Materials Inc. 2021 Incentive Stock Plan (the “Plan”).

(3)	Represents shares of Common Stock reserved for issuance pursuant to the award of leveraged performance units granted in accordance with New York Stock Exchange Listing Rule 303A.08. See “Explanatory Note” herein.

(4)	Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average high and low sale prices for shares of Common Stock as reported on the New York Stock Exchange on May 12, 2022.